                                                                  Exhibit 10.3

                 [LETTERHEAD OF AMAX GOLD INC. APPEARS HERE]


TO:       David Watkins                                      DATE:  May 5, 1994

FROM:     Neil Muncaster

SUBJECT:  Cerro Quema

- --------------------------------------------------------------------------------

Further to our discussion yesterday about the sale of Cyprus Amax's share of Cerro Quema to AGI, the following are some general terms for your review and approval:

    1) AGI would have an 18 month option period in which it would commit to undertake further definition drilling and metallurgy, and prepare a final feasibility study in a form mutually acceptable to both parties.

    2) If AGI exercises the option to purchase upon completion of the feasibility study, it will pay Cyprus Amax in cash or shares $25 per ounce for their share of mineable reserve ounces contained in the feasibility study.

    3) Using reserve ounces and the base case recoveries that are defined in the feasibility study, the amount of AGI's share of recoverable ounces will be estimated, and AGI will pay Cyprus Amax $25 per ounce for every ounce produced in excess of this figure, payable on a quarterly basis.

I believe that the value of the property to Cyprus Amax can only be enhanced during this option period, should AGI decide not to exercise the option. If we do exercise, a $25 per ounce sales price is a fair market value for reserve ounces based on our review of numerous industry transactions during the last three years for similar deposits. Moreover, AGI assumes any downside risk, but Cyprus Amax shares in any upside potential due to an increase in reserves, enhanced metallurgical recoveries, etc.

As you know, there is some urgency in beginning the drill program and establishing the weather station as soon as possible. I

David Watkins
May 5, 1994
Cerro Quema
Page 2



suggest, therefore, that we use this memo as a letter of intent that will allow us to proceed with the work. If you agree with the general terms, please indicate your acceptance below and return a copy to me.





                                       /s/ Neil K. Muncaster
                                     ------------------------------
                                       Neil K. Muncaster
                                       Vice President
                                       Amax Gold Inc.



Accepted this 5th day of May, 1994
              ---


/s/ David Watkins
- -----------------------------------
David Watkins
Senior Vice President-Exploration
Cyprus Metals Company

          [LETTERHEAD OF AMAX GOLD EXPLORATION, INC. APPEARS HERE]


                                 MEMORANDUM

TO:      Roger Kauffman                                    DATE:  MAY 3, 1994

FROM:    Neil Muncaster

SUBJECT: Cerro Quema
================================================================================


A review of all the technical data and economic assumptions by CYMAX related to their 80% owned Cerro Quema deposit in Panama did not reveal any significant issues and conclusions with which to take exception. The oxidized portion of the deposit currently has a drill indicated mineable resource of 320,000 ounces (256,000 ounces CYMAX share) contained in 8.8 million tonnes at a grade of 1.13 g/t (9.7 million tons at 0.033 opt). The deposit has potential of being mined and leached at the rate of 1.5 million tonnes/year (1.65 million tons/yr), producing 46,300 ounces (37,040 ounces CYMAX share) annually. Preliminary indications are that the deposit could be in production by the beginning of 1996 at a capital cost of $13.3 million ($10.6 million CYMAX share). Cash operating costs are projected at $205/ounce and full costs (purchase price excluded) at $254/ounce.

It is estimated that $2.0 million ($1.6 million to CYMAX) will be required to complete a feasibility study, primarily for additional drilling to upgrade the resource to the proven and probable category and for additional metallurgy to confirm what appears to be exceptionally good leach recoveries. My recommendation is that AGI assume this obligation with an option to purchase the CYMAX interest for $25 per mineable reserve ounce based on the ounces that result from the feasibility study.

Project Description
- ------------------

The Cerro Quema project is located southwest of Panama City in the Azuero Peninsula. The nearest town of significance is Chitre, and access from Chitre is by 34 kilometers of paved road and then 14 kilometers of fairly steep 4 wheel drive dirt road.

The resource is contained in three deposits along a 4 kilometer east-west trending zone at the top of one of the higher mountains in the area. Relief is on the order of 500 meters. Although vegetation is sparse on top of Cerro Quema, rainfall varies from 50 to 110 inches during the May to September rainy season.

Mineral rights are held by an exploration concession currently owned 80% by CYMAX and 20% by Compania de Exloracion Mineral, S.A.

Roger Kauffman
May 3, 1994
Subject: Cerro Quema
Page 2

(CEMSA) whose principle is Julio Benedetti, a well known Panamanian businessman and Colorado School of Mines graduate. A new operating company, Minera Cerro Quema, S.A. is currently being incorporated, reflecting each party's joint venture participating interest. Most of the surface rights have been purchased by the Joint Venture, although some outlying parcels near some proposed dump sites are still being negotiated.

Since 1990, as part of the 80% earn-in from CEMSA, CYMAX has completed extensive surface mapping and sampling, drilled 12,186 meters of rotary and core holes, conducted several bottle roll column leach tests, contracted for several environmental baseline studies, generated some hand calculated reserves, and obtained a preliminary feasibility analysis from Kilborn International of Denver. Although the results from this work are generally positive, the deposit is not of sufficient size to impact CYMAX, and the property is currently on standby awaiting a decision by AGI. Several parties, including Benedetti, have contacted CYMAX regarding purchase of their interest.

Geology and Ore Reserves
- ------------------------

The deposits are hosted within strongly altered dacitic and andesitic rocks of Cretaceous age. Nearly all of the ore grade gold is contained in silicified and brecciated rocks that in turn are surrounded by rocks that are intensely argillized. Oxidation occurs down to depths of as much as 150 meters, and some of the deeper drill holes pass into a supergene enriched copper sulfide zone with up to 35% pyrite. Because some of the best gold grades occur at or very near the surface, CYMAX geologists have suggested a supergene-enriched gold zone due to chemical redistribution of the gold and volume loss during oxidation and leaching of the rocks. The intense brecciation of rocks in the core of the larger deposit, La Pava, may be indicative of a diatreme, or breccia pipe.

Although 161 holes have been drilled in the area, only about 53 of these are in the mineralized zones. Most of these are rotary holes. Some core holes were drilled but most had either poor recoveries or were drilled as extensions of the rotary holes to test the sulfide copper mineralization.

The mineable oxide gold resource, which is a hand calculated polygonal estimate, is tabulated below. Drilling is currently on approximately 50 meter centers, and it is estimated a 25-30 meter spacing will be necessary to upgrade this resource to the proven and probable category. Although CYMAX's estimates are somewhat optimistic in areas that lack information, I believe that a

Roger Kauffman
May 3, 1994
Subject: Cerro Quema
Page 3

320,000 ounce mineable reserve is achievable plus or minus 50,000 ounces. A few anomalies in the immediate area need further drill tests, but there is not any significant upside potential on the property.


                            Cerro Quema Project
            Summary of Manually Estimated Mineable Gold Reserves
                       (0.5 gram cutoff, oxides only)

================================================================================
                       Diluted Reserves           Waste    Stripping   Total Pit
                                                             Ratio      Tonnage
               -----------------------------------------------------------------
                Tonnes   Gold Grade  Contained    Tonnes                Tonnes
                          gm/tonne    Ounces
                                      of Gold
================================================================================
La Pava Area   6,467,260    1.072      222,900   6,437,850      1.00  12,905,110

- --------------------------------------------------------------------------------
Quema/Qemita   2,019,220    1.243       80,690     410,820      0.20   2,430,040
    West
- --------------------------------------------------------------------------------
Quema/Quemita    311,050    1.629       16,290     210,120      0.68     521,170
    East
- --------------------------------------------------------------------------------
    TOTAL      8,797,530    1.131      319,880   7,058,790      0.80  15,856,320
- --------------------------------------------------------------------------------
English Units  9,697,429    0.033 opt  319,880   7,780,834      0.80  17,478,263
================================================================================

Metallurgy
- ----------

Only a limited amount of metallurgical test work has been done to date, but the initial results suggest excellent recoveries with high consumption of lime and moderate consumption of cyanide. Preliminary bottle roll tests of rotary drill chips indicated 95% recovery in 96 hours. An additional bottle roll test on 3/4 inch material from a surface trench sample gave the same results, with consumptions of 2 lb/ton lime and 1.9 lb/ton cyanide. A column test of a
- -1.5 inch composite sample from trenches in the La Pava and Quemita zones achieved 95% recovery in 35 days with consumptions of 4 lb/ton lime and 1.6 lb/ton cyanide.

CYMAX most recently proposed a heap leach scenario with rock crushed to 4-5 inches, a 40 day load-leach-rinse cycle on reusable pads, and 85% recovery. Considerably more metallurgical testing is necessary before any flowsheet can be evaluated and optimized. The

Roger Kauffman
May 3, 1994
Subject: Cerro Quema
Page 4


steep topography and lack of adequate pad space, for example, may necessitate a vat leach, which if high recoveries can be achieved over a short period of time, would make economic sense.

Project Economics
- -----------------

The attached tabulation of project economics and sensitivities by CYMAX is based on a 1.5 million tonne/year heap leach scenario with 84.8% recovery. The base case shows a 35% IRR and a NPV at 12% of $9.8 million for the CYMAX 80% share. The case with leach recoveries of 80% (95% of base case) may be more realistic. This shows an IRR of 31% and NPV at 12% of $8.0 million.

Risk Analysis
- -------------

    Reserves:                I believe the 320,000 ounce mineable reserve is
                             achievable + 50,000 ounces, no more or no less.
                                        -

    Leach Recoveries:        Because of the lack of testing, especially at
                             depth, there is both upside potential and downside risk in this area.

    ARD: CYMAX testing of 23 core samples throughout the La Pava deposit indicates potential for acid generation from both waste rock and ore. This is a downside risk considering the steep topography that will inhibit containment.

    Costs: There may be some upside potential in reducing the CYMAX estimate of unit costs. For example, the estimate for mining costs is $1.46/tonne of ore and waste. Greenstone Resources recently signed a contract with Brown and Root for mining the ore and waste at their Santa Rosa deposit in Panama for $1.00/tonne. Leaching run of mine ore may potentially eliminate crushing costs.

    Topography:              Steep topography represents one of the more
                             formidable obstacles because of the lack of pad space and potential mine scheduling problems to achieve a production rate of 1.5 million tonnes/year.


    Permitting:              Discussions with Julio Benedetti and the history
                             of Greenstone's Santa Rosa deposit indicate that production permits should be obtained in less than six months. CYMAX has already submitted two of the required three environmental reports to federal agencies.

Roger Kauffman
May 3, 1994
Subject: Cerro Quema
Page 5

  Production Schedule:       Some of the highest grade ore on the property
                             starts at grass roots, and there is potential for increasing production (CYMAX shares) to 50,000+ ounces in initial years.

  Cutoff Grade:              Reserves were calculated at a 0.50 gram/tonne
                             cutoff grade but with lower costs and higher leach recoveries, a 0.25 to 0.30 gram cutoff may be realistic, thereby bringing some lower grade material into the reserve category.

  Regional Exploration:      CYMAX is currently trenching and drilling two
                             other prospects in the Azeuro Peninsula with potential similar to Cerro Quema. They are far enough away to negate any direct impact on Cerro
                             Quema, but it indicates the potential for having several operations in Panama.


Plans and Budget through Feasibility
- ------------------------------------

The following are some preliminary CYMAX cost estimates through feasibility with some adjustments and additions by AGI. The drill program would take approximately 4-5 months, and if work could start in May, a feasibility study by year end is achievable:

Infill drilling    6,000 meters of RC at $75/m and 2,000/m          $  700,000
                   of PQ core at $110/m
Camp costs         house rentals, food, utilities, etc.                 40,000
Communications     radios and telephones                                18,000
Water              new supply to base camp                               3,000
Surface facility   construction of new sample prep and storage shed     30,000
Vehicle            rental and maintenance for 4 vehicles for            36,000
                   6 months
Road maintenance                                                        20,000
Sample analysis    freight, customs, prep and assaying                 160,000
Metallurgy         contractor costs                                    150,000
Environmental      stage 3 study and report plus weather station       225,000
Land purchase      potential waste dump site                            30,000
Labor              project manager                                      75,000
                   geological supervisor for 6 months                   68,000
                   local geologists (2)                                 25,000
                   local labor, cooks, drivers                          30,000
AGI costs          preparation of feasibility report, reserves, etc.   250,000
Contingency                                                            148,000
                                                                    ----------
                                TOTAL                               $2,000.000
                                CYMAX SHARE                          $1,600,00

Roger Kauffman
May 3, 1994
Subject:  Cerro Quema
Page 6

Recommendations
- ---------------

Cerro Quema has the potential of providing AGI with 37,000 ounces of annual production and about $4 million of net income per year beginning in 1996. I recommend that we approach CYMAX with an offer wherein we assume the obligation for the additional work to produce a final feasibility study with an option to purchase their interest for $25 per reserve ounce (their share) contained in the feasibility study. Assuming base case reserve and economics, CYMAX would receive $6.4 million, and full cost per recoverable ounce produced by AGI (including cost of sale) would be $283.48. CYMAX has spent approximately $5.4 million at Cerro Quema to date.

We have been researching acquisition costs for reserve ounces in non-producing properties to gain an understanding of what is currently taking place in the industry. Doppler and Associates analyzed 89 Latin American gold transactions between January 1990 and November 1993. Although there is a wide range in costs, the median cost per reserve ounce was $28 and a weighted average was $21. The typical transaction was an option arrangement such as I propose to offer CYMAX, which allows the buyer time for definition drilling. If the large Gold Fields and Newmont buyouts are excluded, North American transactions are in the same range.

A similar study of acquisition costs for proven and probable U.S. gold reserves from 1990 through July 1993 was published by Mining Business Digest. The results show that exploration projects sell from $10 to 20/ounce, development projects for about $30/ounce and producing projects for about $50/ounce.

The following is a list of recent transactions for properties that are in approximately the same stage of exploration/development as Cerro Quema:

    Talapoosa, NV          Pegasus from Athena Gold (1992)                $ 7/oz
    Grassy Mountain, OR    Newmont from Atlas (1992)                       22/oz
    Rosebud, NV            Equinox from LAC (1993)                         19/oz
    Cripple Creek, CO      Independence from Pike Peak (1993)              17/oz
    Grouse Creek, ID       Great Lakes from Hecla (1993?)                  33/oz
    Atlanta, ID            Consolidate Ramrod from Atlanta (1994)          18/oz
    Alligator Ridge, NV    Placer Dome from USMX (1994)                    28/oz
    Lobo, Chile            Teck from Anglo (1993)                           9/oz
    Refugio, Chile         AGI from Chilean private interest               23/oz
    Fort Knox, AK          AGI from Fairbanks Gold and Gilmore Gold (1992) 28/oz
    Haile, SC              AGI from Piedmont (1992)                        31/oz

From this review, it would appear that $25 per reserve ounce is a fair price to offer CYMAX, especially in light of the limited upside potential. The Benedetti offer to CYMAX is for a two year option period, a 1.5 million work commitment, a feasibility study, and a purchase price of $10 per mineable ounce.

                             [MAP APPEARS HERE]

                             [MAP APPEARS HERE]

                             CYPRUS GOLD COMPANY
                          CERRO QUEMA GOLD PROSPECT
                             ASSUMPTION SUMMARY
                         (100 PERCENT PROJECT BASIS)

LOCATION                                                                PANAMA
MINE LIFE (YEARS)                                                          5.9
MINING METHOD                                                         OPEN PIT
RESERVES (MM TONNES)                                                     8.797
GRADE (G/TONNE)                                                          1.131
RECOVERY                                                                 84.8%
GOLD PRICE ($/OUNCE)                                                       400
ANNUAL PRODUCTION (M OZ)                                                    46
                                      CYPRUS' SHARE                         37


CAPITAL REQUIREMENTS ($MM)

                    EXPLORATION                                              0
                    MINE                                                   0.3
                    PLANT                                                  6.6
                    INFRASTRUCTURE                                         1.5
                    OTHER                                                  1.7
                    INDIRECTS, CONTINGENCY                                 3.2
                                                                           ---

                          TOTAL                                           13.3


UNIT COSTS, UNITS AS SHOWN

                    MINING, $/TONNE ORE                                   1.46
                    MINING, $/TONNE WASTE                                 1.46
                    MILLING, $/TONNE ORE                                  2.71
                    SG&A, $/TONNE ORE                                     0.66
                    REFINING, SHIPPING, $/OZ AIJ                          2.50

TAXATION                  BASED ON FOREIGN BRANCH TAX REGULATION


                            CYPRUS EXPLORATION
                  CERRO QUEMA PROSPECT: UPDATED VALUATION
                   SUMMARY OF RESULTS, CYPRUS' 80% SHARE
                   -------------------------------------

                       NET C.F.  PV12    PV15    IRR  CASH COST  FULL COST
     CASE                $MM      $MM     $MM     %     $/OZ        $/OZ
     ----                ---      ---     ---     -     ----        ----
BASE CASE $400 GOLD      23.1     9.8     7.6    35      205         254


SENSITIVITIES
- -------------

GOLD PRICE, $/OZ.
     350                 15.3     5.3     3.7    26      204         253
     450                 30.8    14.2    11.6    43      206         255

GRADE, GRAMS/TONNE
 ($400 Gold)
     UP 5%               26.7    11.6     9.5    39      194         240
     DOWN 5%             19.6     7.8     5.9    31      217         269

CAPITAL COST ($400 Gold)
     UP 10%              22.3     9.0     6.9    32      205         253
     DOWN 10%            23.8    10.4     8.3    38      205         250

OPERATING COSTS
 ($400 Gold)
     UP 10%              20.0     8.0     6.1    31      224         274
     DOWN 10%            25.9    11.4     9.1    38      187         236

HEAP RECOVERY
 ($400 Gold)
     95% of plan         20.0     8.0     6.1    31      215         267
     90% of plan         16.9     6.2     4.5    28      227         281